Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Strong Performance in 2015 Positions Kosmos for Future Growth

DALLAS--(BUSINESS WIRE)--February 22, 2016-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the fourth quarter and full year 2015. For the fourth quarter of 2015, the Company generated net income of $24.0 million, or $0.06 per diluted share. For the full year 2015, the Company reported a net loss of $69.8 million or $0.18 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated adjusted net income(1) of $17.6 million or $0.04 per diluted share for the fourth quarter of 2015, and an adjusted loss of $65.6 million or $0.17 per diluted share for the full year 2015. Total oil revenues in 2015 were $447 million on nine oil liftings, net to Kosmos.

Highlights for the quarter ended December 31, 2015, include:

•	Maintained strong financial position, exiting 2015 with $1.8 billion in liquidity
•	Sold 2.8 million barrels of oil, net to Kosmos
•	Realized a net reserve replacement ratio of 110%
•	Progressed the TEN development project to approximately 85% complete and on budget with first oil expected in third quarter 2016
•	Completed drilling operations on the Marsouin-1 well offshore Mauritania which resulted in our second discovery in the basin

“2015 was a good year for Kosmos despite the challenging environment. We opened one of the world’s largest new petroleum systems offshore Mauritania and Senegal with two major discoveries. We have also continued to manage our business with discipline, enabling us to enter 2016 with substantial liquidity, low net debt, and a strong hedging position,” said Andrew G. Inglis, chairman and chief executive officer. “Our plan for 2016 reflects our commitment to positioning the Company for the future. We have the financial strength to invest prudently in activities that will create long term value – growing production and cash flows from Ghana, completing the appraisal of the Tortue resource, and testing the oil potential of our acreage offshore Senegal and Mauritania. We have a long record of disciplined capital allocation and will continue to protect our financial position.”

Fourth quarter 2015 oil revenues were $122 million versus $177 million in the same quarter of 2014,  on sales of 2.8 million barrels of oil for 2015 as compared to 2.4 million barrels in 2014.  Full year 2015 oil revenues were $447 million, which excludes $225 million of derivative settlements. Realized oil revenue, including the impact of the Company’s hedging program, decreased to $67.85 per barrel of oil sold in the fourth quarter of 2015  from $80.52 per barrel of oil sold in the year-ago quarter. At the end of the quarter, the Company was in a net underlift position of approximately 117 thousand barrels of oil.

Production expense for the current quarter was $30 million, or $10.50 per barrel, versus $46 million, or $18.82 per barrel, in the fourth quarter of 2014. The decrease in operating expense is related to a reduction in non-routine workover activity that occurred in 2014.

Exploration expenses totaled $24 million for the fourth quarter, compared to $36 million in the same period of 2014. Included in the quarter were costs related to the new 3D seismic survey in the outboard Senegal area, as well as ongoing seismic processing and interpretation.

Depletion and depreciation expense for the quarter was $45 million, or $15.98 per barrel. This was a decrease from $18.59 per barrel in the fourth quarter of 2014,  primarily attributable to reserve additions in 2015.

General and administrative expenses decreased from $40 million in the fourth quarter of 2014 to $30 million this quarter, driven by a decline in both cash expenses and non-cash compensation expense. General and administrative expenses for the year were $137 million, essentially flat with 2014 levels.

The fourth quarter results included a mark-to-market gain of $81 million related to the Company’s oil derivative contracts. At year-end, the Company’s hedging position was 10.9 million barrels through 2018 and had a total mark-to-market value of $238 million.

Income tax expense for the fourth quarter of 2015 was $42 million, a decrease from the fourth quarter of 2014, impacted primarily by lower oil prices and deferred tax expense of $28 million associated with the mark-to-market gain on our commodity hedges during the quarter.

Total capital expenditures in the fourth quarter were $263 million. Full year capital expenditures totaled $777 million.

Kosmos exited 2015 with $1.8 billion of liquidity and $614 million of net debt. This compared to $1.9 billion of liquidity and $517 million of net debt as of September 30, 2015.

Operational Update

In November, the Company announced that its second exploration well offshore Mauritania, Marsouin-1, made a significant, play-extending gas discovery. Marsouin-1 is located in Block C8 approximately 60 kilometers north of the basin opening Tortue-1 well in a water depth of approximately 2,400 meters. In January 2016, Kosmos announced that the Guembeul-1 well, located across the border in Senegal and five kilometers south of Tortue-1 in 2,700 meters of water, made a significant gas discovery, extending the Tortue West discovery into Senegal. Upon completion of the Guembeul-1 well, the Atwood Achiever commenced drilling Ahmeyim-2, the third well on the Tortue West structure designed to test the downdip extent of the field. This activity is currently underway, and upon completion is anticipated to conclude the appraisal drilling of Tortue West.

During the fourth quarter, gross sales volumes from the Jubilee field averaged approximately 106,000 barrels of oil per day (bopd), and 102,500 bopd for the full year 2015. Gas exports continued to increase during the quarter averaging 92 million cubic feet per day, exiting the quarter in excess of 110 million cubic feet per day. Also, the Greater Jubilee Full Field Development Plan, which includes the Mahogany and Teak fields, was submitted to the Government of Ghana in December 2015.

The Tweneboa, Enyenra and Ntomme (TEN) project, the second major oil development in Ghana, remains on-budget and on-track to deliver first oil in the third quarter of 2016. The project is approximately 85 percent complete. The TEN floating production, storage and offloading (FPSO) vessel sailed from Singapore on January 23 and is expected to be on location in Ghana in March 2016.

During the fourth quarter, Kosmos began a 4,500 square kilometer 3D seismic acquisition program offshore Senegal to better define oil prospectivity in the outboard section of the basin.

Year-End 2015 Reserves

The Company’s proved net reserves at the end of 2015 were 76 million barrels of oil equivalent. These volumes also include natural gas reserves of 2 million barrels of oil equivalent, which represents only the gas anticipated to be used for power generation on the Jubilee and TEN FPSO vessels.

Kosmos replaced 110% of production, on a net proved basis, primarily the result of observed field performance of Jubilee. The Company’s reported reserves are prepared by Ryder Scott Company, L.P., an independent reserve engineering firm.

2016 Capital Program

The Company plans a 2016 capital expenditure budget of $650 million, a nearly 20% reduction from 2015. Approximately $200 million is expected to be spent in Ghana, primarily related to the completion of the TEN project. We expect to spend approximately $250 million in Mauritania and Senegal related to the appraisal of the Ahmeyim discovery, the drilling of one oil test in Senegal, and the acquisition of additional seismic. The Company’s planned exploration expenditures, which total approximately $200 million, include capital related to seismic acquisition, new ventures, and rig costs for the Atwood Achiever with no additional drilling planned after Ahmeyim-2 and the oil test in Senegal in 2016.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter and full year 2015 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margin. Our assets include existing production and development projects offshore Ghana, large discoveries offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Portugal, Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos 2014 Corporate Responsibility Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(Unaudited)
Revenues and other income:
Oil and gas revenue	$121,748	$177,242	$446,696	$855,877
Gain on sale of assets	—	—	24,651	23,769
Other income	120	902	209	3,092
Total revenues and other income	121,868	178,144	471,556	882,738

Costs and expenses:
Oil and gas production	29,855	45,756	105,336	100,122
Exploration expenses	23,819	35,867	156,203	93,519
General and administrative	30,271	40,190	136,809	135,231
Depletion and depreciation	45,432	45,197	155,966	198,080
Interest and other financing costs, net	7,534	14,051	37,209	45,548
Derivatives, net	(81,070)	(260,984)	(210,649)	(281,853)
Restructuring charges	—	(16)	—	11,742
Other expenses, net	62	449	5,246	2,081
Total costs and expenses	55,903	(79,490)	386,120	304,470

Income before income taxes	65,965	257,634	85,436	578,268
Income tax expense	41,965	128,863	155,272	298,898
Net income (loss)	$24,000	$128,771	$(69,836)	$279,370

Net income (loss) per share:
Basic	$0.06	$0.34	$(0.18)	$0.73
Diluted	$0.06	$0.33	$(0.18)	$0.72

Weighted average number of shares used to compute net income (loss) per share:
Basic	383,997	380,127	382,610	379,195
Diluted	391,983	385,613	382,610	386,119

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$275,004	$554,831
Receivables	138,032	163,544
Other current assets	321,112	292,101
Total current assets	734,148	1,010,476

Property and equipment, net	2,322,839	1,784,846
Other non-current assets	146,063	131,537
Total assets	$3,203,050	$2,926,859

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$295,689	$184,400
Accrued liabilities	159,897	201,967
Deferred tax liabilities	—	61,683
Other current liabilities	1,155	721
Total current liabilities	456,741	448,771

Long-term liabilities:
Long-term debt	860,878	748,362
Deferred tax liabilities	502,189	337,961
Other non-current liabilities	57,729	52,806
Total long-term liabilities	1,420,796	1,139,129

Total shareholders’ equity	1,325,513	1,338,959
Total liabilities and shareholders’ equity	$3,203,050	$2,926,859

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating activities:
Net income (loss)	$24,000	$128,771	$(69,836)	$279,370
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	47,983	47,807	166,290	208,628
Deferred income taxes	33,557	113,037	110,786	216,409
Unsuccessful well costs	7,531	(1,986)	94,910	1,105
Change in fair value of derivatives	(83,251)	(257,790)	(210,957)	(271,298)
Cash settlements on derivatives	71,676	14,121	224,741	4,460
Equity-based compensation	12,657	19,600	75,057	79,541
Gain on sale of assets	—	—	(24,651)	(23,769)
Loss on extinguishment of debt	—	—	165	2,898
Other	1,144	493	7,875	(3,875)
Changes in assets and liabilities:
Net changes in working capital	53,003	7,299	66,399	(49,883)
Net cash provided by operating activities	168,300	71,352	440,779	443,586

Investing activities:
Oil and gas assets	(264,300)	(134,317)	(823,642)	(424,535)
Other property	(690)	(980)	(1,483)	(2,383)
Proceeds from sale of assets	—	—	28,692	58,315
Restricted cash	5,787	18,695	(3,807)	20,924
Net cash used in investing activities	(259,203)	(116,602)	(800,240)	(347,679)

Financing activities:
Borrowings on long-term debt	—	—	100,000	—
Payments on long-term debt	—	—	(200,000)	(400,000)
Net proceeds from issuance of senior secured notes	—	—	206,774	294,000
Purchase of treasury stock	(129)	(29)	(18,110)	(11,096)
Deferred financing costs	1	(516)	(9,030)	(22,088)
Net cash provided by (used in) financing activities	(128)	(545)	79,634	(139,184)

Net decrease in cash and cash equivalents	(91,031)	(45,795)	(279,827)	(43,277)
Cash and cash equivalents at beginning of period	366,035	600,626	554,831	598,108
Cash and cash equivalents at end of period	$275,004	$554,831	$275,004	$554,831

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net income (loss)	$24,000	$128,771	$(69,836)	$279,370
Exploration expenses	23,819	35,867	156,203	93,519
Depletion and depreciation	45,432	45,197	155,966	198,080
Equity-based compensation	12,657	19,601	75,057	74,587
Derivatives, net	(81,070)	(260,984)	(210,649)	(281,853)
Cash settlements on commodity derivatives	71,169	18,565	225,493	18,353
Gain on sale of assets	—	—	(24,651)	(23,769)
Interest and other financing costs, net	7,534	14,051	37,209	45,548
Income tax expense	41,965	128,863	155,272	298,898
Restructuring charges	—	(16)	—	11,742
EBITDAX	$145,506	$129,915	$500,064	$714,475

Adjusted Net Income

(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income (loss)	$24,000	$128,771	$(69,836)	$279,370

Derivatives, net	(81,070)	(260,984)	(210,649)	(281,853)
Cash settlements on commodity derivatives	71,169	18,565	225,493	18,353
Gain on sale of assets	—	—	(24,651)	(23,769)
Restructuring charges	—	(16)	—	11,742
Other	—	—	4,316	2,898
Total selected items before tax	(9,901)	(242,435)	(5,491)	(272,629)

Income tax expense on adjustments(1)	3,465	81,967	(6,648)	82,817
Income tax expense related to tax shortfall associated with IPO equity awards	—	—	16,371	6,265
Adjusted net income (loss)	$17,564	$(31,697)	$(65,604)	$95,823

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net Oil Volume Sold (MMBbls)	2.843	2.432	8.538	8.728

Oil revenue	$121,748	$177,242	$446,696	$855,877
Cash settlements on commodity derivatives	71,169	18,565	225,493	18,353
Realized oil revenue	$192,917	$195,807	$672,189	$874,230

Per Barrel:
Oil revenue	$42.82	$72.89	$52.32	$98.06
Cash settlements on commodity derivatives	25.03	7.63	26.41	2.10
Realized oil revenue	$67.85	$80.52	$78.73	$100.16

Underlifted by approximately 117 thousand barrels as of December 31, 2015.

Hedging Summary

As of December 31, 2015(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2016 :
Three-way collars	2.000	$85.00	$—	$110.00	$135.00
Swaps with puts	2.000	$75.00	$60.00	$—	$—
Purchase puts	2.000	$85.00	$—	$—	$—

2017 :
Swaps with puts/calls	2.000	$72.50	$55.00	$—	$90.00
Swaps with puts	2.000	$64.95	$50.00	$—	$—
Three-way collars	2.000	$45.00	$30.00	$60.00	$—

2018 :
Three-way collars	0.913	$60.00	$45.00	$75.00	$—

(1)	Please see the Company’s filed 10-k for full disclosure on hedging material. Includes hedging position as of December 31, 2015 and hedges added since year-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 2.0 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Net Proved Developed and Undeveloped Reserves

(Unaudited)

	Oil	Gas	Total
	(MMBbl)	(Bcf)	(MMBoe)
Net proved developed and undeveloped reserves at December 31, 2014	73	14	75
Extensions and discoveries	—	—	—
Production	(9)	(1)	(9)
Revision in estimate	10	1	10
Purchases of minerals-in-place	—	—	—
Net proved developed and undeveloped reserves at December 31, 2015	74	14	76

Source: Kosmos Energy Ltd.

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

Rhys Williams

+1-214-445-9693

rwilliams@kosmosenergy.com

Media Relations

Thomas Golembeski

+1-214-445-9674

tgolembeski@kosmosenergy.com